Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES SECOND QUARTER 2015 RESULTS

Summary Highlights

●	June 30, 2015 Record Backlog of $446.6 Million, up $43 Million From 2014 Year-End
●	2Q15 EPS of $0.12 compared to a loss of $3.50 per diluted share in 2Q14
●	Anticipates Sequential 2015 Quarterly Improvements in Revenue and Net Income over 1Q15
●	Expects Much Stronger Financial Performance in the Second Half of 2015
●	Full-Year 2015 Projected to be a Record Revenue Year

Edgewood, NY – August 5, 2015 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three month and six month period ended June 30, 2015.

Second Quarter 2015 vs. Second Quarter 2014

•	Revenue was $21,944,320, compared to $(23,751,623);
•	Gross profit (loss) was $3,848,369, compared to $(42,963,154);
•	Pre-tax income (loss) was $1,528,108, compared to $(44,906,951); and,
•	Net income (loss) was $990,108, or $0.12 per diluted share, compared to $(29,690,498), or $(3.50) per diluted share.

First Half 2015 vs. First Half 2014

•	Revenue was $41,820,886, compared to $(1,868,106);
•	Gross profit (loss) was $7,450,440, compared to $(38,472,022);
•	Pre-tax income (loss) was $2,896,228, compared to $(42,398,082); and,
•	Net income (loss) was $1,918,228, or $0.22 per diluted share, compared to $(27,963,082), or $(3.31) per diluted share.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “For the second quarter of 2015, as compared to the first quarter of 2015, we reported improvements in revenue and net income. We expect these sequential quarterly improvements to continue over the next two quarters and our performance for the second half of the year to be stronger than the first half due to the timing of delivery orders associated with several major programs received in late 2014 to early 2015.”

Mr. McCrosson continued, “During the first half of 2015, revenue generated from commercial contracts was $19.8 million, mainly related to our Gulfstream, Embraer and Honda programs. Revenue generated from military contracts was $22.0 million, of which $21.7 million was from Tier 1 military subcontracts with OEMS and $0.3 million was from government prime contracts.”

Mr. McCrosson added, “Our gross margin for the first half of 2015 was affected by the profit adjustment we made last year related to revised estimates for the A-10 Wing Replacement Program (WRP). As a result we continued to record revenue on this program with zero gross margin. Excluding the effect of the A-10 WRP, first half 2015 gross margin on all remaining programs improved to 23.4%, compared to 20.3% in the same period of 2014. This increase is primarily the result of higher gross margin on certain of the Company’s commercial programs as production rates have increased and is within the historical and expected range of gross profit percentage based on the Company’s current mix of programs.”

CPI Aero News Release	Page 2
August 5, 2015

Discussing new contact awards and backlog, Mr. McCrosson added, “From the beginning of the year through June 30, 2015, we received approximately $24.2 million of new contract awards, which included approximately $6.4 million of government prime contract awards, $6.1 million of government subcontract awards and approximately $11.7 million of commercial subcontract awards, compared to a total of $19.2 million of new contract awards, of all types, in the same period last year.

“Among the contracts received since the beginning of the year is a multi-year contract by Lockheed Martin Company to manufacture four lock assemblies for the arresting gear door on 289 F-35A CTOL aircraft. This contract which has an estimated value of $10.6 million, was an important win as it added a new aircraft platform for CPI Aero, for a vital system for the global security for decades to come. The F-35 program, combined with the F-16 aircraft program which we were awarded in late 2014, are two important military programs for us which should generate significant revenues for several years.

“Total backlog at March 31, 2015 increased to a record level of $446.6 million, as compared to $403.7 million at December 31, 2014. At June 30, 2015, funded backlog was to $130.6 million, up $10 million as compared to funded backlog of $120.6 million at December 31, 2014. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at June 30, 2015 increased to $316.0 million from $283.1 million at December 31, 2014, with 40% related to our long-term commercial aerospace programs.”

Mr. McCrosson added, “Going forward, we expect a very strong second half and expect to report a record year in terms of revenue. Specifically for 2015 we are reaffirming our guidance which calls for:

-	Revenue to be in the range of $92.0 million to $102.0 million, as compared to $83.0 million reported in 2014.
-	Gross margin to be in the range of 19.0% to 21.0%, lower than our historical margin as we will continue to book A-10 WRP revenue at zero profit.
-	Net income to be in the range of $7.2 million to $8.0 million.

“During the quarter ended June 30, 2015 we received tax refunds of approximately $8.1 million related to the profit adjustment we made to our A-10 WRP in 2014. As a result we generated $2.4 million in cash from operations for the first six months of 2015, compared to $(9.5) million during the same period in 2014. We expect to generate more than $6.1 million in cash from operations in the second half of 2015. Additionally, as of June 30, 2015, we had approximately $4.3 million in both federal and state net operating loss carryforwards available which should offset future federal and state income taxes.

CPI Aero News Release	Page 3
August 5, 2015

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call tomorrow, Thursday, August 6, 2015 at 8:30 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (412) 317-6016. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft original equipment manufacturers or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the F-16 Falcon fighter, the T-38C Talon trainer, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod, the ALMDS mine detecting pod, and the A-10 Thunderbolt attack jet. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

CPI Aero News Release	Page 4
August 5, 2015

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

CPI Aero News Release	Page 5
August 5, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Revenue	$21,944,320	$(23,751,623)	$41,820,886	$(1,868,106)
Cost of sales	18,095,951	19,211,531	34,370,446	36,603,916

Gross profit (loss)	3,848,369	(42,963,154)	7,450,440	(38,472,022)
Selling, general and administrative expenses	2,049,973	1,785,044	4,069,159	3,623,704
Income (loss) from operations	1,798,576	(44,748,198)	3,381,281	(42,095,726)
Interest expense	270,468	158,753	485,053	302,356
Income (loss) before provision for
(benefit from) income taxes	1,528,108	(44,906,951)	2,896,228	(42,398,082)

Provision for (benefit from) income taxes	538,000	(15,215,000)	978,000	(14,435,000)

Net income (loss)	990,108	(29,691,951)	1,918,228	(27,963,082)

Other comprehensive income (loss), net of tax -
Change in unrealized gain (loss) - interest rate swap	1,637	1,453	2,644	4,632

Comprehensive income (loss)	$991,745	$(29,690,498)	$1,920,872	$(27,958,450)

Income (loss) per common share – basic	$0.12	$(3.50)	$0.22	$(3.31)

Income (loss) per common share – diluted	$0.12	$(3.50)	$0.22	$(3.31)

Shares used in computing income (loss) per common share:
Basic	8,551,578	8,472,151	8,534,395	8,446,787
Diluted	8,609,693	8,472,151	8,595,848	8,446,787

CPI Aero News Release	Page 6
August 5, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)	(Note 1)
ASSETS
Current Assets:
Cash	$788,691	$1,504,907
Accounts receivable, net	7,570,585	6,466,814
Costs and estimated earnings in excess of billings on uncompleted contracts	90,182,256	79,054,139
Deferred income taxes	1,788,000	1,708,000
Refundable income taxes	341,933	8,138,322
Prepaid expenses and other current assets	1,002,632	828,275

Total current assets	101,674,092	97,700,457

Plant and equipment, net	2,564,875	2,755,186
Deferred income taxes	2,566,000	3,591,000
Other assets	108,080	108,080
Total Assets	$106,913,052	$104,154,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,884,063	$8,928,456
Accrued expenses	1,210,097	1,061,747
Billings in excess of costs and estimated earnings on uncompleted contracts	97,662	193,650
Current portion of long-term debt	1,004,320	971,713
Contract loss	1,741,518	396,182
Line of credit	22,500,000	25,150,000
Income tax payable	19,592	6,067
Deferred income taxes	178,000	128,000
Total current liabilities	37,635,252	36,835,815

Long-term debt, net of current portion	870,466	1,289,843
Deferred income taxes	531,000	622,000
Other liabilities	614,272	593,909

Total Liabilities	39,650,990	39,341,567

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,551,578 and 8,500,555 shares, respectively, issued and outstanding	8,552	8,501
Additional paid-in capital	51,968,753	51,440,770
Retained earnings	15,291,829	13,373,601
Accumulated other comprehensive loss	(7,072)	(9,716)
Total Shareholders’ Equity	67,262,062	64,813,156
Total Liabilities and Shareholders’ Equity	$106,913,052	$104,154,723